Exhibit 11
               General DataComm Industries, Inc. and Subsidiaries
                          Calculation of Loss per Share
                      (In Thousands Except per Share Data)


Years Ended September 30,                     1997         1996        1995
------------------------                      ----         ----        ----

Primary Loss  Per Share:

  Weighted average number of common
   shares outstanding                        21,105       20,717      19,772
  Assumed exercise of certain stock
   options and warrants                        --           --         --
                                            --------      ------      ------
                                             21,105       20,717      19,772
                                            ========     =======    ========
  Net loss                                 ($42,751)    ($17,170)   ($27,630)
  Payment of preferred stock dividends       (1,800)        --         --
                                            --------     -------    ---------
                                            (44,551)     (17,170)    (27,630)
                                            ========     =======    =========

  Primary loss per share                     ($2.11)      ($0.83)     ($1.40)

Fully Diluted Loss Per Share:

  The fully-diluted loss per share calculation is identical to the calculation presented above.